Exhibit 99.2

MYRIAD GENETICS ANNOUNCES PRELIMINARY REVENUE

RESULTS FOR FISCAL 2009 FOURTH QUARTER, FULL YEAR

Salt Lake City, June 30, 2009 – Myriad Genetics, Inc. (NASDAQ: MYGN) today announced that, based on preliminary estimates, it anticipates reporting total molecular diagnostic revenue, which represents the bulk of the Company’s revenue, of approximately $86 million for the fiscal 2009 fourth quarter ending June 30, 2009. The Company continues to believe that revenue for the fiscal 2009 fourth quarter is being impacted by the current economic recession, which is driving increasing unemployment levels resulting in the loss of insurance coverage and patients delaying or cancelling doctor visits.

Previously, the Company stated it expected total molecular diagnostic revenue for the full 2009 fiscal year to grow more than 48% over fiscal 2008 to approximately $330 million. The Company now is projecting that molecular diagnostic revenue for the fiscal year ending June 30, 2009 will be approximately $326 million, or a 46% increase over the prior fiscal year.

Myriad Genetics’ revenue results remain subject to review by its independent registered public accounting firm.

The Company expects to report final fiscal fourth quarter and full year financial results on August 25, 2009. Myriad Genetics’ management team will host a conference call to discuss the financial results, operations and outlook on August 25, 2009. The call will be accessible through a live webcast at www.myriad.com.

About Myriad Genetics

Myriad Genetics, Inc. is a leading healthcare company focused on the development and marketing of novel molecular diagnostic and therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, and OnDose are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the anticipated report of total molecular diagnostic revenue of approximately $86 million for the fiscal 2009 fourth quarter ending June 30, 2009; the Company’s continued belief that the fiscal 2009 fourth quarter is being impacted by the current economic recession, which is driving increasing unemployment levels resulting in the loss of insurance coverage and patients delaying or cancelling doctor visits; the Company’s anticipation that molecular diagnostic revenue for the fiscal year ending June 30, 2009 will be approximately $326 million or a 46% increase over the prior fiscal year; and the expectation to report final fiscal fourth quarter and full year financial results on August 25, 2009, and to host a conference call to discuss the financial results, operations and outlook on August 25, 2009. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties and other factors are discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2008, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

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